Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 11, 2008
Relating to Preliminary Prospectus dated September 2, 2008
Registration No. 333-153292

BANRO CORPORATION

FREE WRITING PROSPECTUS

This Free Writing Prospectus is being filed solely to advise you of the availability of a final prospectus, dated September 11, 2008 (the “Final Prospectus”) and to provide you with a hyperlink to the final version of the Registration Statement on Form F-10 (File No. 333-153292), which includes the Final Prospectus.

The Final Prospectus updates, among other things, the pricing information as related to our unit offering that was announced on September 2, 2008, documents incorporated by reference, use of proceeds, consolidated capitalization and risk factors, and also provides a description of certain amendments to our financial statements.  The Final Prospectus forms a part of our Registration Statement on Form F-10 (Registration No. 333-153292) to which this Free Writing Prospectus relates.

You should read carefully the Final Prospectus before deciding to invest in our units.

        To review a filed copy of our current registration statement and the Final Prospectus, click the following link on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://sec.gov/Archives/edgar/data/1286597/000104746908010020/0001047469-08-010020-index.htm

Our Central Index Key, or CIK, on the SEC Web site is 0001286597.

* * *

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING RBC DOMINION SECURITIES INC. COLLECT 416-842-5349, CIBC WORLD MARKETS INC. TOLL FREE 1-888-648-5383, UBS SECURITIES CANADA INC. TOLL FREE 1-888-827-7725 or RAYMOND JAMES LTD. TOLL FREE 1-877-363-1024.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.